                                                                      EXHIBIT 11

                            TRANSCEND SERVICES, INC.

                         COMPUTATIONS OF LOSS PER SHARE

                                                      1998           1997             1996
                                                      ----           ----             ----
Income (loss) from continuing operations ...         382,000      $(3,792,000)     $(5,661,000)
Loss from discontinued operations ..........        (100,000)        (147,000)      (1,582,000)
                                                ------------     ------------     ------------
Net income (loss) ..........................    $    282,000      $(3,939,000)     $(7,243,000)
Dividends on Preferred Stock ...............        (479,000)         (59,000)            --
                                                ------------     ------------     ------------
Net Loss  to Common Stockholders ...........    $   (197,000)     $(3,998,000)     $(7,243,000)

Weighted Average Shares Outstanding (1) ....      21,121,000       20,279,000       19,517,000

Basic and Diluted net loss per common share:
 Loss from continuing operations ...........    $       0.00      $     (0.19)     $     (0.29)
 Loss from discontinued operations .........           (0.01)           (0.01)           (0.08)
                                                ------------     ------------     ------------
Net Loss ...................................     $     (0.01)     $     (0.20)     $     (0.37)
                                                ============     ============     ============

(1) In 1998, 1997 and 1996, the common stock equivalents related to stock options were not included in the computation due to there being an antidilutive effect.